UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event
reported): June 9, 2008
National Quality Care, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19031	84-1215959

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9454 Wilshire Boulevard, Penthouse 6 Beverly Hills, CA		90212

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code:      (310) 860-9936
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
On June 9, 2008, the arbitrator issued an Interim Award declaring that we have prevailed in our arbitration proceeding with Xcorporeal, Inc., which is now known as Xcorporeal Operations, Inc. As the prevailing party in the arbitration, the arbitrator awarded us recovery of our attorneys’ fees and costs.
The arbitration centered on whether the License Agreement granted by us to Xcorporeal in connection with the Merger Agreement dated as of September 1, 2006 is temporary and revocable if the merger is not completed, or whether the License Agreement survived the failure of the merger transaction. As summarized by the arbitrator in the Interim Award, “[t]he core dispute is whether the Merger Agreement is dead and the License Agreement is prospectively enforceable.”
Xcorporeal had sought a declaration that the License Agreement is binding and prospectively enforceable, and that the merger transaction and “Technology Transaction” set forth in the merger agreement were properly terminated. The arbitrator ruled against Xcorporeal and, as a remedy for Xcorporeal’s breach of contract, issued an award requiring specific performance of the Technology Transaction.
Under the terms of the Technology Transaction, Xcorporeal is required to issue shares of its capital stock to us in exchange for our Technology (as described in the License Agreement) and certain related rights. The arbitrator has retained jurisdiction to determine the number of publicly traded shares of Xcorporeal that we must obtain in accordance with the Merger Agreement, and to supervise the closing of this transaction. The arbitrator scheduled a conference for June 25, 2008 to discuss the appropriate nature and sequence of further proceedings.
Furthermore, the License Agreement has been terminated in advance of the Technology Transaction. Accordingly, as noted by the arbitrator in the Interim Award, “National is restored to its full ownership interest in the Technology, and regains the benefit of that interest, including the fruits of the work of its former employees, and the efforts of Dr. Gura and Xcorporeal to use and exploit the Technology.”
In addition to the foregoing, certain other claims and counterclaims were heard in the arbitration, as most recently described in our Form 10-Q for the quarter ended March 31, 2008, all of which were rejected.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Quality Care, Inc. (Registrant)
Date: June 10, 2008	By:	/s/ Robert Snukal
		Name:	Robert Snukal
		Title:	Chief Executive Officer & President

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